NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Arthur J. Gallagher & Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

April 7, 2003

Dear Stockholder:

Our Annual Meeting will be held on Wednesday, May 21, 2003, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business requiring action at the meeting. A presentation by J. Patrick Gallagher, Jr., President and Chief Executive Officer of the Company, and me will provide information on the business and progress of your Company during 2002 and our directors and officers will be available to answer your questions.

We appreciate the interest of our stockholders in Arthur J. Gallagher & Co. and are pleased that in the past so many of you have exercised your right to vote your shares. We hope that you continue to do so.

Whether or not you plan to attend, please mark, sign, date and mail the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote personally.

Cordially,

ROBERT E. GALLAGHER

Chairman of the Board

ARTHUR J. GALLAGHER & CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2003

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. (the “Company”) will be held Wednesday, May 21, 2003, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois for the following purposes:

1.	To elect four Class I directors and to ratify the appointment of one Class III director;

2.	To approve the Company’s Employee Stock Purchase Plan;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 24, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting, you may revoke your proxy and vote in person.

Date: April 7, 2003

By Order of the Board of Directors

JOHN C. ROSENGREN

Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

GENERAL INFORMATION

Use of Proxies

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Arthur J. Gallagher & Co. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday, May 21, 2003, in accordance with the foregoing notice. This Proxy Statement and accompanying proxy are being mailed to stockholders on or about April 7, 2003.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Company and not revoked, will be voted at the Annual Meeting.

Shares will be voted in accordance with the directions of the stockholder as specified on the proxy. In the absence of directions, the proxy will be voted FOR the election of the directors named as the nominees in this Proxy Statement and the ratification of the appointment of one Class III director; FOR the approval of the Employee Stock Purchase Plan; and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

The close of business on March 24, 2003 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had 89,460,917 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote, exercisable in person or by proxy. There are no other outstanding securities of the Company entitled to vote, and there are no cumulative voting rights with respect to the election of directors.

The presence, in person or by proxy, of a majority of the outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the number of shares present and voting for the purpose of determining if a quorum is present. Abstentions are also included in the tabulation of votes cast on proposals presented to the stockholders but broker non-votes are not.

Expenses of Solicitation

All expenses of the solicitation of proxies will be paid by the Company. Officers, directors and employees of the Company may also solicit proxies by telephone, facsimile or in person.

PRINCIPAL HOLDERS OF SECURITIES

The following table shows with respect to any person who is known to be the beneficial owner as of December 31, 2002 of more than 5% of the Company’s Common Stock, par value $1.00 per share, which is its only class of issued and outstanding capital stock, (i) the total number of shares of Common Stock beneficially owned as of such date; and (ii) the percent of Common Stock so owned as of the same date.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Common Stock
Capital Research and Management Company	6,043,000	(1)	6.82%
333 South Hope Street
Los Angeles, CA 90071

The following table shows with respect to each of the directors and nominees for director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, fourteen in number, (i) the total number of shares of Common Stock beneficially owned as of March 1, 2003 and (ii) the percent of Common Stock so owned as of the same date.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(2)		Percent of Common Stock
Robert E. Gallagher	2,595,582	(3)	2.92%
James J. Braniff III	426,004		*
T. Kimball Brooker	180,580		*
Michael J. Cloherty	229,408		*
Gary P. Coughlan	13,250		*
James W. Durkin, Jr.	386,535		*
J. Patrick Gallagher, Jr.	605,723	(4)	*
James S. Gault	117,125	(5)	*
Ilene S. Gordon	40,250		*
Elbert O. Hand	0		*
David E. McGurn, Jr.	313,742		*
Richard J. McKenna	167,443		*
James R. Wimmer	84,330		*
All directors and executive officers as a group (14 persons)	5,171,972		5.75%

*	Less than 1%
(1)	Information obtained from a Schedule 13G dated February 13, 2003 filed with the Securities and Exchange Commission by Capital Research and Management Company. The Company has been informed that Capital Research and Management Company is deemed to be the beneficial owner in the aggregate of 6,043,000 shares of the Company’s voting Common Stock as a result of acting as investment adviser to The American Funds Group of mutual funds. In its Schedule 13G, Capital Research and Management Company disclaimed beneficial ownership of these shares.
(2)

Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options exercisable within sixty days are deemed outstanding for the purpose of computing the number and percentage owned by such person, but are not deemed outstanding for the purpose of computing the percentage owned by each other person listed. Includes shares which the listed beneficial owner has a right to acquire within sixty days as follows: James J. Braniff III, 230,000 shares; T. Kimball Brooker, 92,580 shares; Michael J. Cloherty, 126,000 shares; Gary P. Coughlan, 9,250 shares; James W. Durkin, Jr., 269,000 shares; J. Patrick Gallagher, Jr., 45,500 shares; James S. Gault, 34,500 shares; Ilene S. Gordon, 36,250 shares; David E. McGurn, Jr., 154,000 shares; Richard J. McKenna, 86,400 shares; and James R. Wimmer, 81,330 shares; all directors and executive officers as a group (14 persons), 1,171,810 shares.

(3)	Includes 300,000 shares held in trust for the benefit of Robert E. Gallagher’s grandchildren under which Robert E. Gallagher is the trustee, 400,000 shares held in trust for the benefit of Isabel Gallagher under which Robert E. Gallagher is a trustee, 400,000 shares held by a charitable trust under which Robert E. Gallagher is the trustee, 500,000 shares held by a limited partnership of which Robert E. Gallagher is the general partner, and 276,048 shares held in the Lauren E. Gallagher Trust under which Robert E. Gallagher is a trustee.
(4)	Includes 161,880 shares held in trust for the benefit of his minor children by his wife, Anne M. Gallagher, and another, as trustees, 100,212 shares held by his wife, and 150,000 shares held by Elm Court LLC, a limited liability company, of which the voting LLC membership interests are owned by J. Patrick Gallagher, Jr. and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which J. Patrick Gallagher, Jr. is the trustee.
(5)	Includes 28,000 shares held by his wife.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes. The regular terms of office for the Class I, Class II and Class III directors expire at the 2003, 2004 and 2005 Annual Meetings of Stockholders, respectively. Four persons are to be elected at the meeting to hold office as Class I directors for a term of three years and until their respective successors are elected and qualified.

Elbert O. Hand is currently a member of the Board of Directors as a Class III director, having been appointed to fill a vacancy in such Class on November 21, 2002. The Company’s Restated Certificate of Incorporation and By-laws provide that any director appointed to fill a vacancy shall hold office until the expiration of the term of the class of directors to which he was appointed, which in this case occurs at the 2005 Annual Meeting. The Board of Directors has determined, however, that it would be desirable to obtain ratification of the appointment of Mr. Hand. If the ratification of the appointment should fail to be approved by the holders of a majority of the voting stock represented at the Annual Meeting or any adjournment thereof, such appointment shall nevertheless remain in effect until the 2005 Annual Meeting (or the earlier death, resignation or removal of such appointee), but an adverse vote will be considered as a direction to the Board to select another nominee for election to a Class III directorship at the 2005 Annual Meeting.

Set forth below is information concerning the nominees for election as Class I directors as well as information concerning the current directors in each class continuing in office after the Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the election of such nominees and the ratification of the appointment of one Class III director. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR all the nominees named below and the ratification of one Class III director unless such authority is withheld. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy is required to elect directors. The enclosed proxy cannot be voted for more than four nominees. Should any nominee be unavailable to serve or for good cause refuse to serve, an event which the Board of Directors does not anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby for the election of such other nominee, if any, as they may select.

Nominees for Election to the Board of Directors

as Class I Directors with Terms Expiring in 2006

Name	Age	Year First Elected Director, Business Experience and Other Directorships
James W. Durkin, Jr.	53	Director since 2001; Vice President since 1985; President of Gallagher Benefit Services, Inc. since 1985.

J. Patrick Gallagher, Jr.(1)	51	Director since 1986; Chief Executive Officer since 1995; President since 1990; Chief Operating Officer from 1990 to 1994; Vice President—Operations from 1985 to 1990.

Ilene S. Gordon	49

Director since 1999; President of Pechiney Plastic Packaging, Inc., a flexible packaging manufacturing and marketing business, and Senior Vice President of Pechiney Group since June 1999; Vice President and General Manager of Tenneco Packaging Folding Carton Business from 1997 to 1999; Vice President—Operations of Tenneco, Inc. from 1994 to 1997. Director of United Stationers, Inc.

James R. Wimmer	74

Director since 1985; Partner, Lord, Bissell & Brook, attorneys, from 1959 to 1992 and Of Counsel from 1992 to 1999; Vice-Chairman and General Counsel of Commonwealth Industries Corporation from 1991 to 1993.

Members of the Board of Directors Continuing in Office

as Class II Directors with Terms Expiring in 2004

T. Kimball Brooker	63	Director since 1994; President, Barbara Oil Company, an oil and gas exploration and investment business, since 1989; Managing Director, Morgan Stanley & Co., Inc. from 1978 to 1988.

Robert E. Gallagher(1)	80	Director since 1950; Chairman since 1990; Chief Executive Officer from 1963 to 1994.

David E. McGurn, Jr.	49	Director since 2001; Vice President since 1993; President-Specialty Marketing & International since 2001.

Richard J. McKenna	56	Director since 2001; Vice President since 1994; President of Gallagher Bassett Services, Inc. since April 2000.

Members of the Board of Directors Continuing in Office

as Class III Directors with Terms Expiring in 2005

Name	Age	Year First Elected Director Business Experience and Other Directorships

James J. Braniff III	63	Director since 2001; Vice President since 1995; President and Chief Operating Officer of Brokerage Services Division from 1999 to June 2002.

Gary P. Coughlan	59

Director since 2000; Senior Vice President and Chief Financial Officer of Abbott Laboratories from 1990 to March 2001; Senior Vice President of Kraft General Foods from 1989 to 1990; prior thereto Senior Vice President and Chief Financial Officer of Kraft, Inc. which he joined in 1972. Director of Hershey Foods Corporation and General Binding Corporation.

Elbert O. Hand	63

Director since November, 2002; Chairman of the Board of Hartmarx Corporation, a consumer apparel products business, since 1992, Chief Executive Officer from 1992 to April 2002, and President and Chief Operating Officer from 1985 to 1992. Director of Hartmarx Corporation.

(1)	Robert E. Gallagher is an uncle of J. Patrick Gallagher, Jr.

Board of Directors

The Company’s Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company’s results of operations and proposed plans and business objectives by the Company’s management. During 2002, the Board of Directors met six times. All of the directors attended 75% or more of the aggregate meetings of the Board and Board committees on which they served. Included among the committees of the Board are standing Nominating/Governance, Audit and Compensation Committees.

Nominating/Governance Committee

The Nominating/Governance Committee considers new nominees proposed for the Board of Directors and will consider individuals whose names and qualifications are furnished in writing to the Committee (in care of the Chairman at the Company’s principal office) by stockholders. The Committee will also be responsible for the development and review of the Company’s governance principles. Current members of the Committee are Ilene S. Gordon (Chairman), Gary P. Coughlan, Elbert O. Hand and James R. Wimmer, none of whom is an employee of the Company. The Committee met three times in 2002. The Company’s By-Laws establish advance notice procedures with regard to the nomination by a stockholder of a candidate for election as a director. In general, notice must be received by the Company not less than 45 days prior to an annual meeting of stockholders of the Company. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a consent of such nominee to serve as a director, if elected.

Audit Committee

The Audit Committee of the Board of Directors is composed of 3 directors, none of whom is an employee of the Company. The Committee is governed by a charter approved by the Board of Directors on May 16, 2000. In accordance with its Charter, the Committee assists the Board in carrying out its responsibilities for monitoring management’s accounting for the Company’s financial results and for the timeliness and adequacy of the reporting of those results; discusses and makes inquiry into the audits of the Company’s books made internally and by outside independent auditors, the Company’s financial and accounting policies, its internal controls and its financial reporting; and investigates and makes a recommendation to the Board each year with respect to the appointment of independent auditors for the following year. Current members of the Committee are Gary P. Coughlan (Chairman), T. Kimball Brooker and James R. Wimmer, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Audit Committee met nine times in 2002.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

Report of the Audit Committee

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Management has represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Gary P. Coughlan (Chairman)

T. Kimball Brooker

James R. Wimmer

Compensation Committee

The Compensation Committee determines the salaries, bonuses and other compensation and terms and conditions of employment of the executive officers and certain key employees of the Company and makes recommendations to the Board of Directors with respect to the Company’s compensation plans and policies. In addition, the Committee administers the Company’s stock option plans and reviews the Company’s employee benefit programs. Current members of the Compensation Committee are T. Kimball Brooker (Chairman), Ilene S. Gordon, Elbert O. Hand and James R. Wimmer, none of whom is an employee of the Company. The Committee met four times in 2002.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the Comparative Performance Graph on Page 12 shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

Executive Compensation

The Compensation Committee is responsible for determining the total compensation and employment conditions of the Company’s executive officers. In determining the total 2002 compensation, the Compensation Committee generally evaluated the executive’s contribution to the overall success of the Company in achieving the corporate goals set out below. In making such determinations, the members of the Compensation Committee consult with members of senior management and base such determinations on the information and recommendations of senior management. The following items are important elements in determining compensation.

Earnings Growth—Year-over-year earnings growth is one of the most important goals of the Company. The effort of an individual executive in meeting or exceeding year-over-year growth for his or her department or division has historically been an important criterion in the evaluation. In addition, the Compensation Committee focuses on the contribution of the executive to the overall success of the Company in meeting its plan for growth. Longer term growth goals, as measured against the Company’s Three Year Strategic Plan, are also considered in the evaluation. The Compensation Committee believes that the performance of management should be evaluated using “operating” and “cash” basis results as well as GAAP results. The Compensation Committee also takes into consideration the separate operating results of each of the Company’s core operating divisions in evaluating the performance of the managers of those divisions.

Business Growth—The Company considers its long term business growth to be a critical factor in the continued success of the Company. Executives are expected to support the Company’s acquisition program, which seeks to achieve growth by successfully integrating independent businesses into the corporate structure. Similarly, establishment of operations in new geographic areas, as well as the successful development and marketing of new product lines, are considered necessary to the continued

growth of the Company and are included in the evaluation. In 2002, ten businesses were acquired. The development and marketing of new product lines continued on a basis consistent with prior years.

Human Resources—As a service business, the Company believes that its employees are its greatest asset. Over 60% of the Company’s expenses in 2002 were related to the compensation of its employees and related costs. The Company is committed to the successful hiring, training and retaining of people who promote the growth, financial success and management succession of the Company. An executive’s ability to manage these resources, as well as the attendant expenses, is a significant criterion.

Enhancement of shareholder value is the ultimate goal of the Company. The Compensation Committee believes that its focus on specific corporate goals should result in a strong stock price, improved earnings per share and greater return on stockholders’ equity.

The Company has a discretionary bonus pool for executive officers and key employees, contingent upon satisfactory corporate growth and the attainment of predetermined managerial goals. These predetermined goals are extremely varied and, in the case of the executive officers, are established by the individual officer in conjunction with senior management in consultation with the Compensation Committee. The goals are too diverse to generalize but typically include meeting or exceeding budgetary guidelines and contribution to the Company’s profitability. Attainment of these goals in many cases may be determined by a subjective judgment of the individual supervisor or, in the case of the executive officers, by the Compensation Committee. The eligibility for participation in the bonus pool is determined by the Board. All of the executive officers of the Company (other than Messrs. Braniff, Gault and McGurn, who participate in the BSD Plan) are eligible to participate in this plan.

The Company has a bonus plan for its Brokerage Services Division to provide incentives to the management personnel of the Division. The bonuses under this Plan are determined by a formula applied to the pretax profitability of the Brokerage Services Division. Under the Plan, at the discretion of the Company, participants may receive their award in cash or in Common Stock of the Company. Any award under the Plan vests in the participant’s account in three installments at the rate of 33 1/3% per year beginning on March 31st after the end of the year in which the bonus is earned, with vesting acceleration in the event of death, disability, retirement or “change in control”. Messrs. Braniff, Gault and McGurn are eligible to participate in this Plan.

The Company has a Deferred Equity Participation Plan to encourage key executive officers to remain with the Company until their normal retirement. Under the Plan, the Company contributes shares of Common Stock to a “rabbi trust” in an amount approved by the Compensation Committee in the name of the plan participant. The Chief Executive Officer of the Company, in conjunction with the Compensation Committee, determines the key executives who will receive an award under the Plan and the amount of such award. Distributions under the Plan may not be made until the participant reaches age 62 and are subject to forfeiture in the event of a voluntary termination of employment prior to age 62. All distributions are made in the form of Common Stock of the Company. All of the executive officers are eligible to participate in this plan.

Option grants to executive officers under the Company’s Stock Option Plans are determined by the Compensation Committee of the Board of Directors and are generally based upon more subjective factors. The Compensation Committee considers the recommendations of the executive officers of the Company, the responsibilities of each grantee, his or her past performance and his or her anticipated future contribution to the Company. Options directly reflect the Company’s performance through its stock price.

The Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company generally attempts to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation which it deems appropriate.

Executive officers participate in the Savings and Thrift Plan, Supplemental Savings and Thrift Plan and Pension Plan, and receive customary employee health benefits and expense reimbursement in accordance with the Company’s policy.

During 2002, the Committee compared the compensation of the five most highly compensated executive officers of the Company to the publicly held competitors of the Company included in the Comparative Performance Graph on Page 12. The Committee targets the middle of its competitors’ salary range for its executive officers’ compensation. The Committee believes that the 2002 compensation of the Company’s five most highly compensated executive officers will be in the middle range when compared to its publicly-held competitors after making certain adjustments for the size of the Company.

Chief Executive Officer Compensation

The 2002 salary of J. Patrick Gallagher, Jr., the Company’s Chief Executive Officer, was $850,000. Mr. Gallagher also received a cash bonus of $283,300, a restricted stock award of $566,700 and an equity award valued at $400,000 under the Company’s Deferred Equity Participation Plan. In determining Mr. Gallagher’s bonus and equity awards, the Compensation Committee considered the Company’s excellent performance in 2002 with reference to the Company’s substantial overall business growth as well as growth in net operating earnings.

Compensation Committee

T. Kimball Brooker (Chairman)

Ilene S. Gordon

Elbert O. Hand

James R. Wimmer

Summary Compensation Table

The following table presents information concerning compensation paid or set aside by the Company and its subsidiaries on an accrual basis to or for the benefit of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company, as well as a former executive officer, in each of the Company’s last three fiscal years.

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Deferred Equity Awards ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
J. Patrick Gallagher, Jr.	2002	850,000	283,300	400,000	566,700	25,000	19,600
President and Chief Executive Officer	2001 2000	850,000 650,000	— 500,000	400,000 400,000	1,059,000 —	25,000 30,000	28,700 21,700

James J. Braniff III	2002	600,000	167,700	300,000	335,500	20,000	173,120	(5)
Vice President	2001	600,000	—	300,000	588,000	20,000	191,885	(5)
	2000	600,000	285,000	300,000	—	30,000	254,600	(5)

Robert E. Gallagher	2002	275,000	250,000	—	—	—	7,300
Chairman	2001	275,000	250,000	—	—	—	3,900
	2000	275,000	250,000	—	—	—	3,900

James S. Gault	2002	400,000	166,700	300,000	333,300	25,000	9,300
Vice President	2001	300,000	—	250,000	353,000	20,000	9,700
	2000	300,000	142,500	200,000	—	20,000	7,900

David E. McGurn, Jr.	2002	400,000	133,300	300,000	266,700	20,000	9,100
Vice President	2001	400,000	—	300,000	470,000	20,000	11,900
	2000	300,000	142,500	300,000	—	30,000	9,300

Michael J. Cloherty	2002	700,000	456,000	—	—	—	981,111	(6)
Executive Vice President and Chief Financial Officer until September 3, 2002	2001 2000	700,000 600,000	4,330,000 —	— —	— —	20,000 30,000	19,900 194,600	(6)

(1)	Represents bonuses related to services rendered in the fiscal year indicated above that were determined and paid in the subsequent fiscal year. In the case of Mr. Cloherty, represents a bonus awarded under the Company’s AJG Financial Services Bonus Plan for fiscal years 2001 and 2002.

(2)	Represents amounts awarded under the Company’s Deferred Equity Participation Plan. Amounts shown do not represent actual payments to the executive officer. Participation in the Plan by any person, and the amount of such participation, is at the sole discretion of the Company’s Chief Executive Officer, in conjunction with the Compensation Committee. The Plan provides that the Company will contribute to the Plan shares of Common Stock in an amount approved by the Compensation Committee. All funds allocated by the Company to the Plan will be used to purchase Common Stock. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to, the participant’s voluntary termination of employment with the Company prior to age 62. A participant will be eligible to receive a distribution from the Plan upon reaching age 62. All distributions will be made in the form of Common Stock of the Company.

(3)	In the case of Mr. J. P. Gallagher, Jr., represents the value of restricted stock awards which vest annually in equal parts over a three year period for 2001 and a two year period for 2002. In the case of Messrs. Braniff, Gault and McGurn represents the value of restricted stock awards granted under the Brokerage Services Division Bonus Plan which vest annually in equal parts over a three year period for 2001 and a two year period for 2002. Such awards include the dividends associated with the underlying stock.

(4)	Includes amounts contributed by the Company under the 401(k) match feature of the Company’s Savings and Thrift Plan of $4,000 in 2002 (except Mr. Robert E. Gallagher), amounts contributed by the Company under the match feature of the Company’s Supplemental Savings and Thrift Plan in 2002 (Mr. J. Patrick Gallagher, Jr.—$13,000, Mr. Braniff—$8,000, Mr. Gault—$4,000, Mr. McGurn—$4,000, and Mr. Cloherty—$14,000) and the equivalent annual value of insurance premiums paid by the Company for group term life insurance for the benefit of the named executive officer (Mr. J. Patrick Gallagher, Jr.—$2,600, Mr. Braniff—$7,900, Mr. Robert E. Gallagher—$7,300, Mr. Gault—$1,300, Mr. McGurn—$1,100, and Mr. Cloherty—$4,900).

(5)	During 2002, the Company forgave $143,220 of principal and interest in connection with indebtedness to the Company provided for in Mr. Braniff’s Employment Agreement described hereinafter which amount is included in his compensation for 2002. During 2001 and 2000, respectively, the Company forgave $146,685 and $233,900 of principal and interest in connection with such indebtedness which amount was included in his compensation for 2001 and 2000. As of March 1, 2003, Mr. Braniff was indebted to the company under this loan in the amount of $693,000. In addition, Mr. Braniff has a loan in the principal amount of $60,000 in connection with his relocation to Illinois which is payable on demand and is without interest; under this relocation loan $10,000 and $20,000 was forgiven in 2002 and 2001, respectively, and included in his compensation.

(6)	During 2002, the Company forgave $918,211 of principal and interest in connection with indebtedness to the Company, as well as $40,000 in a relocation loan that related to Mr. Cloherty joining the Company in 1983, which amounts are included in his compensation for 2002. Mr. Cloherty agreed to waive his right to receive any bonus from the Company for 2000. In consideration for such waiver, on March 15, 2001, the Company paid Mr. Cloherty a waiver fee of $165,200 and loaned Mr. Cloherty the principal amount of $2,382,900. Under Mr. Cloherty’s promissory note, repayment of the outstanding principal amount plus interest at the annual rate of 5.2% is payable upon demand of the Company. Under his Employment Agreement described hereinafter, the Company has agreed to forgive repayment of the principal amount of the loan plus interest on an annual basis at the rate of 33 1/3% per year beginning in 2002.

Comparative Performance Graph

The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and a Peer Group comprised of the Company, Aon Corporation, Hilb, Rogal and Hamilton Co., Marsh & McLennan Companies, Inc., Willis Group Holdings Ltd. and Brown & Brown, Inc. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the Peer Group on December 31, 1997, with dividend reinvestment.

Directors’ Compensation

Directors who are officers of the Company receive compensation in their capacities as officers and receive no additional compensation for serving as directors.

Non-employee directors, currently Messrs. Brooker, Coughlan, Hand and Wimmer and Ms. Gordon, are eligible to receive compensation consisting of nonqualified stock options. In addition, non-employee directors receive an annual retainer of $25,000 per year or, in lieu of the cash retainer, an option to purchase shares of the Company’s Common Stock in that amount below market value, plus fees of $1,000 for attendance at each Board meeting or committee meeting on a date other than a Board meeting date. Non-employee directors are reimbursed for travel and accommodation expenses incurred in attending Board or committee meetings. Non-employee directors are not eligible for participation in any other compensation plans of the Company.

In 1989, the Company’s stockholders approved the adoption of the Company’s 1989 Non-Employee Directors’ Stock Option Plan, which has been subsequently amended (as so amended, the “1989 Plan”). The 1989 Plan currently provides that non-employee directors are eligible to be granted nonqualified options to purchase a maximum of 1,925,000 shares of the Company’s Common Stock. The 1989 Plan encompasses options granted to non-employee directors at the discretion of the Compensation Committee of the Company’s Board of Directors (“Discretionary Options”) and options granted to non-employee directors pursuant to an election made by a non-employee director to receive options in lieu of his or her annual retainer (“Retainer Options”). Shares issued upon exercise of options granted under the 1989 Plan may be repurchased shares held by the Company or authorized but previously unissued shares.

Under the 1989 Plan, a Discretionary Option shall be exercisable at such rate and price fixed by the Compensation Committee. Discretionary Options terminate if not exercised by the date set forth in the 1989 Plan or by such date established by the Compensation Committee at the time it makes the grant.

Pursuant to the terms of the 1989 Plan, Messrs. Coughlan, Hand and Wimmer and Ms. Gordon have elected to receive their annual retainers for 2003 in the form of an option to purchase the Company’s Common Stock. Each year on or before two weeks preceding the Company’s Annual Meeting of Stockholders, the Compensation Committee shall determine the number of shares of Common Stock with respect to which a non-employee director may be granted a Retainer Option. The non-employee director’s option exercise price per share shall be equal to the Fair Market Value of the Common Stock subject to the Retainer Option less the Annual Retainer, divided by the number of shares subject to the Retainer Option. The option exercise price per share shall be not less than the par value of the Common Stock. “Fair Market Value” is defined as the closing price of the Company’s Common Stock as reported on the New York Stock Exchange composite listing for the day on which the option is granted.

On May 14, 2002, the Company granted a Retainer Option for 1,000 shares of the Company’s Common Stock to Messrs. Coughlan and Wimmer and Ms. Gordon at an exercise price of $10.86 per share. Such options are exercisable at the rate of one-fourth of such grant each successive quarter commencing August 14, 2002. In addition, on May 14, 2002, the Company granted a Discretionary Option for 25,000 shares of the Company’s Common Stock to each of Messrs. Brooker, Coughlan, and Wimmer and Ms. Gordon at an exercise price of $35.86 per share, which was the closing price for a share of Common Stock as reported on the New York Stock Exchange composite listing on that date. Such options are exercisable at the rate of one-third of such grant each successive May 14, commencing May 14, 2003.

The Company approved a supplemental deferred compensation arrangement, effective July 1, 1996, with Robert E. Gallagher after his retirement, and to his surviving spouse after his death, and the surviving spouse of John P. Gallagher, providing for a payment of $100,000 annually, inclusive of any Company pension plan payments, to be paid until the death of each such beneficiary.

Pension Plan

The Company also maintains a non-contributory defined benefit pension plan covering substantially all domestic employees which is qualified under the Internal Revenue Code. The plan provides an annual pension benefit on normal retirement at age 65 which, when paid in the form of a single life annuity, will equal 1% of final average earnings multiplied by the number of years of credited service, not to exceed 25 years (without any deduction for social security or other offset amounts). A person’s earnings for purposes of the plan include all compensation other than allowances such as moving expenses plus any pre-tax contributions under the 401(k) feature of the Savings and Thrift Plan, less pre-tax contributions under the Supplemental Savings and Thrift Plan. The maximum includible compensation for a participant for any year may not exceed an overall salary maximum as determined by the Internal Revenue Service of $200,000 in 2003. The remuneration for executive officers shown under “Salary” and “Bonus” in the Summary Compensation Table constitutes their earnings during 2002 for purposes of the plan without regard to the Internal Revenue Service’s limitation. “Final average earnings” are the highest average earnings received in any five consecutive full calendar years before retirement. Employees’ pension rights are fully vested after the earlier of (i) 5 years of service with the Company or (ii) the attainment of age 65.

The following table shows the estimated annual benefits (which are not subject to deduction for social security or other offset amounts) payable on retirement under the Company’s defined benefit plan to persons in specific remuneration and credited years of service classifications assuming (i) the person elects the single life annuity basis providing monthly payments without benefits to his survivors and (ii) the person continues in the employ of the Company at his present rate of remuneration until age 65:

PENSION PLAN TABLE

	Years of Credited Service
Average remuneration during highest five consecutive years before retirement	15	20	25 or more
$130,000	$19,500	$26,000	$32,500
150,000	22,500	30,000	37,500
170,000	25,500	34,000	42,500
200,000	30,000	40,000	50,000

For purposes of estimating potential pension benefits using the foregoing table, the number of years of credited service as of December 31, 2002 for the executive officers named in the Summary Compensation Table are as follows: J. Patrick Gallagher, Jr. (25 years), James J. Braniff III (14 years), Robert E. Gallagher (25 years), James S. Gault (25 years), David E. McGurn, Jr. (23 years) and Michael J. Cloherty (20 years). Such pension benefits are in addition to amounts payable to such persons under the Company’s Savings and Thrift Plan and Supplemental Savings and Thrift Plan on their retirement and are subject to certain limitations as required under the Internal Revenue Code.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 regarding the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans. The table does not include shares that may be granted under the Company’s Employee Stock Purchase Plan, which is being submitted for approval of the Company’s stockholders at the Company’s 2003 Annual Meeting.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	14,346,238		$16.06	6,633,204	(1)
Equity compensation plans not approved by security holders(2)	63,605	(3)	$17.93	787	(4)

Total	14,409,843			6,633,991

(1)	Includes the following:
•	1,200,000 shares available under the Company’s 1988 Incentive Stock Option Plan.
•	4,300,000 shares available under the Company’s 1988 Nonqualified Stock Option Plan.
•	219,000 shares available under the Company’s 1989 Non-Employee Directors’ Stock Option Plan.
•	914,000 shares available under the Company’s United Kingdom Incentive Stock Option Plan.
(2)	The following plans have not been approved by the Company’s stockholders: the Deferred Equity Participation Plan, the Management Bonus Plan for the Brokerage Services Division and the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan. The material terms of each of these plans is described following the table.
(3)	Includes stock options to purchase 63,605 shares of the Company’s Common Stock pursuant to the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan. The Company currently does not grant awards under this plan. The material terms of this plan are described following the table.
(4)	787 shares available under the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan. The Company currently does not grant awards under this plan. The material terms of this plan are described following the table.

Set forth below is a brief description of the material features of each of the Company’s equity compensation plans that was adopted without the approval of the Company’s stockholders and that was in effect at December 31, 2002.

Deferred Equity Participation Plan

All of the Company’s executive officers and key employees are eligible to receive awards under the Company’s Deferred Equity Participation Plan. The Deferred Equity Participation Plan is a nonqualified plan that provides for distributions to certain executive officers and key employees of the Company upon their normal retirement or earlier death or disability, or upon change of control. Under the provisions of the plan, the Company contributes shares of its common stock, in an amount approved by the Company’s Board of Directors, to a rabbi trust on behalf of the executive officers and key employees participating in the plan. The Chief Executive Officer of the Company determines the executive officers and key employees that will receive an award under the plan and the amount of the award. Distributions under the plan normally may not be made until the participant reaches age 62 and are subject to forfeiture in the event of voluntary termination of employment prior to age 62. All distributions from the plan are made in the form of the Company’s Common Stock. There is no authorized amount of shares to be issued pursuant to the Deferred Equity Participation Plan. As a result, the Deferred Equity Participation Plan is not included in the table above.

Management Bonus Plan for the Brokerage Services Division

All management employees of the Brokerage Services Division are eligible to participate in the Management Bonus Plan. The bonuses under this plan are determined by a formula applied to the pretax profitability of the Brokerage Services Division. Under this plan, at the discretion of the Company, participants may receive their award in cash or in the Company’s Common Stock. Any award under this plan vests in the participant’s account in three installments at the rate of 33 1/3% per year beginning on March 31st after the end of the year in which the bonus is earned, with vesting acceleration in the event of death, disability, retirement, or change of control. There is no authorized amount of shares to be issued pursuant to the Management Bonus Plan. As a result, the Management Bonus Plan is not included in the table above.

Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan

All salaried employees of Gallagher Healthcare Insurance Services, Inc. are eligible to participate in the 2001 Nonqualified Stock Option Plan. The Company adopted this plan at the time that it acquired The Galtney Group, Inc. in order to grant replacement options to the employees of the acquired company. All options granted under this plan have a term of not more than 10 years from the grant date and become exercisable over a period of time and at an exercise price determined by the Company’s Option Committee. If an optionee’s employment is terminated for any reason other than the death, disability or retirement of the optionee, all of the optionee’s options will terminate immediately, whether or not vested. In the event of a change of control (as defined in the plan), all outstanding options will become fully exercisable. Options granted under the plan are nontransferable and, during the optionee’s lifetime, are exercisable only by the optionee. The plan may be amended, suspended or terminated by the Board at anytime so long as no termination or amendment of the Plan adversely affects the rights of an option holder. The Company does not plan to grant future options under this plan.

Broad-Based Employee Stock Option Plans

The Company maintains a 1988 Incentive Stock Option Plan and a 1988 Nonqualified Stock Option Plan. Over 2,500 employees below the executive officer level have been awarded one or more stock option grants under these Stock Option Plans. The top five executive officers of the Company have received less than 10% of the options granted in each of the last three years. These awards are granted in an effort to develop and motivate those employees who have been identified as important to sustaining the Company’s outstanding performance into the future. These awards reinforce in the Company an entrepreneurial environment and spirit by providing real incentives for these employees to sustain and enhance the Company’s long-term performance. The Company believes that the superior performance of these individuals will contribute significantly to the Company’s future success.

The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Summary Compensation Table during the Company’s 2002 fiscal year. The exercise price of the options equals the closing price for a share of the Company’s Common Stock on the date of the option grant.

Option Grants in the Last Fiscal Year (1)

Name	Individual Grants		Exercise Price ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year			5% ($)	10% ($)
J. Patrick Gallagher, Jr.	25,000	1.12	22.70	7-22-12	357,000	904,000
James J. Braniff III	20,000.89		22.70	7-22-12	286,000	724,000
James S. Gault	25,000	1.12	22.70	7-22-12	357,000	904,000
David E. McGurn, Jr.	20,000.89		22.70	7-22-12	286,000	724,000

(1)	Nonqualified options granted July 22, 2002, exercisable at the rate of 10% of total option for each calendar year after 2002.
(2)	Based on actual option term and annual compounding.

The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company’s 2002 fiscal year and the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company’s 2002 fiscal year by the executive officers of the Company named in the Summary Compensation Table.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End Exercisable (#)	Number of Securities Underlying Unexercised Options at FY-End Unexercisable (#)	Value of Unexercised In-the-Money Options at FY-End Exercisable ($)(2)	Value of Unexercised In-the-Money Options at FY-End Unexercisable ($)(2)
J. Patrick Gallagher, Jr.	44,000	1,222,020	5,500	149,500	39,840	2,126,080
James J. Braniff III	48,400	1,275,953	168,000	197,600	2,949,360	2,960,060
James S. Gault	167,000	4,479,927	6,000	120,000	49,280	1,664,150
David E. McGurn, Jr.	40,000	1,154,800	129,200	118,800	2,632,308	1,629,912
Michael J. Cloherty	38,000	999,240	30,107	95,893	543,568	1,431,712

(1)	Market value of underlying securities at exercise, minus the exercise price.
(2)	Market value of underlying securities at year end, minus the exercise price.

Severance Arrangements

The Company has a plan for severance compensation to employees after a hostile takeover. The plan defines a hostile takeover to include, among other events, the following events, if not approved by two-thirds of the members of the Board of Directors in office immediately prior to any such events: the election of directors not nominated by the Board of Directors, a business combination, such as a merger, not approved by the holders of 80% or more of the Common Stock and the Board of Directors or not meeting various “fair price” criteria, or the acquisition of 20% or more of the combined voting power of the Company’s stock by any person or entity. All full-time and part-time employees who are regularly scheduled to work 20 or more hours per week and who have completed at least two years of continuous employment with the Company are participants in the plan. A severance benefit is payable under the plan if a participant’s employment with the Company terminates voluntarily or involuntarily within two years after a hostile takeover for reasons such as reduction in compensation, discontinuance of employee benefit plans without replacement with substantially similar plans, change in duties or status, certain changes in job location and involuntary termination of employment for reasons other than just cause. For participants who have completed two but less than five years of employment, the benefit is equal to the employee’s annual compensation during the year immediately preceding the termination of employment. For employees who have completed five or more years of employment, the benefit is equal to two and one-half times the employee’s annual compensation during the 12 months ending on the date of termination of employment, but may not exceed 2.99 times average annual compensation during the preceding five years. Annual compensation is defined for purposes of the plan as the amount of the employee’s wages, salary, bonuses and other incentive compensation. Benefits are payable in a lump sum not later than 10 days after termination of employment.

Each of the executive officers of the Company named in the Summary Compensation Table has entered into a change in control agreement with the Company. A severance benefit is payable under the agreement if the executive officer’s employment with the Company is terminated by (i) the Company for any reason other than death, physical or mental incapacity, or cause within 24 months following a change in control of the Company; or (ii) the resignation of the executive officer within 24 months following a change in control of the Company upon the occurrence of a material change in the nature or scope of the executive’s authorities, powers, functions or duties or a reduction in the executive’s total compensation. In the event of any such termination of the executive officer’s employment, under the agreement the Company is required to pay the executive a severance allowance equal to his then salary and bonus payments for a 24 calendar month period. Additionally, the executive will also continue to participate for a period of two years in the Company’s welfare benefit plans. Cash benefits are payable in a lump sum not later than seven days after termination of employment.

Employment Agreements

Effective January 1, 1999, the Company entered into an Employment Agreement with James J.  Braniff III for a term ending on December 31, 2003. Under the Agreement, Mr. Braniff is entitled to (a) receive an annual salary of not less than $600,000, (b) participate in the Brokerage Services Division Management Bonus Plan and other bonus plans offered to executive level management employees, (c) beginning January 1, 2000 and for each year thereafter that he remains employed by the Company, forgiveness of $125,500 of principal amount and accrued interest under two outstanding loans he received from the Company having an initial aggregate principal amount of $1,255,000, (d) an award of 50,000 stock options under the Company’s 1988 Nonqualified Stock Option Plan made on July 7, 1999, together with the right to participate in subsequent option grants made from time to time to executives under the Company’s stock options plans, (e) a death benefit of $1,000,000 if he dies during the term of the Employment Agreement, payable in annual $100,000 installments and (f) rental of a residence owned by the Company for $2,500 per month.

On September 3, 2002, the Company and Michael J. Cloherty entered into an Employment Agreement for a term ending December 31, 2012, pursuant to which Mr. Cloherty resigned as an officer and director of the Company and agreed to continue his employment with the Company. The Agreement provides that during its term Mr. Cloherty is to receive a salary of $350,000 and additional compensation based upon the results of certain of the Company’s investments determined under the AJG Financial Services, Inc. Bonus Plan (the “Plan”) subject to certain adjustments set forth in the Agreement. Under the Agreement, each year’s salary will be credited to reduce such additional compensation, and Mr. Cloherty’s rate of bonus calculation is reduced to 50% of the amount which could otherwise have been payable under the Plan. To the extent that certain AJG Financial Services, Inc. investment initiatives are not disposed of by December 31, 2012, the expiration date of his Employment Agreement, the Company will continue to make annual payments of additional compensation under the Plan until such investments are disposed of. The Agreement also provides for the accelerated vesting of all of Mr. Cloherty’s unvested stock options at January 1, 2003.

PROPOSAL 2—APPROVAL OF THE

ARTHUR J. GALLAGHER & CO. EMPLOYEE STOCK PURCHASE PLAN

General

The Board of Directors is proposing for stockholder approval the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the “ESPP”). The ESPP was adopted by the Board of Directors on March 20, 2003, to become effective July 1, 2003, subject to stockholder approval within 12 months after its adoption by the Board of Directors.

The purposes of the ESPP are to encourage and facilitate the purchase of shares of Common Stock by eligible employees of the Company and its participating subsidiaries and to provide an additional incentive to promote the best interests of the Company and its subsidiaries and an additional opportunity to participate in their economic success.

Description of the ESPP

The following is a description of the ESPP. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

Administration. The ESPP will be administered by a committee designated by the Board of Directors. The committee will have discretionary authority to interpret the ESPP and to establish rules and regulations relating to the ESPP from time to time and to make all other determinations necessary or advisable for the administration of the ESPP.

Shares Available. The maximum number of shares available for purchase under the ESPP will be 4,000,000, subject to adjustment in the event of certain changes to the Company’s capital structure as described in the ESPP.

Eligibility. Any employee of the Company or any of its participating subsidiaries is eligible to participate in the ESPP as of the first day of any quarterly purchase period (as described below) provided that such employee has at least three months of continuous service with the Company or a participating subsidiary immediately prior to the first day of such purchase period, and such employee’s customary employment is for more than 20 hours per week and more than five months per calendar year. No employee may be permitted to purchase shares of Common Stock under the ESPP if such employee, immediately after the first day of a purchase period, would own 5% or more of the total combined voting power or value of all classes of stock of the Company or an affiliate. As of March 3, 2003, approximately 6,600 employees would be eligible to participate in the ESPP.

Participation and Payroll Deductions. Eligible employees may purchase shares of Common Stock at below-market prices through payroll deductions during each quarterly purchase period (as described below), with amounts accumulated during each purchase period. To participate in the ESPP, an eligible employee must submit an election, at the time and in the manner specified by the committee, stating the amount of the requested payroll deduction. The amount of the payroll deduction must be a whole percentage amount or, if permitted by the committee, a whole dollar amount that does not exceed 15% (or a lesser percentage determined by the committee) of the employee’s compensation paid during the purchase period by the

Company or any of its subsidiaries. The amounts deducted from participants’ pay is reflected in an account maintained on the books and records of the Company or a recordkeeper designated by the Company. No interest is paid on the amounts credited to these accounts.

Deduction Changes and Withdrawal. Employees can change their rate of payroll deduction at any time. This change becomes effective as of the beginning of the next purchase period following receipt of the new election. A participant can suspend participation in the ESPP at any time by giving notice at the time and in the manner prescribed by the committee. Upon a suspension of participation, the participant may elect a refund of the entire balance that has accumulated in his or her account. If the participant suspends his or her participation in the ESPP but does not elect to receive the balance accumulated in his or her account, then the amount credited to his or her account will be used to purchase shares of Common Stock as of the next purchase date. A participant who suspends participation in the ESPP can again participate at the start of any subsequent purchase period by filing a new request to participate with the committee or its designated agent at the time and in the manner specified by the committee. Participation in the ESPP is automatically suspended if the participant elects a hardship withdrawal from the Company’s 401(k) plan or upon an unpaid leave of absence.

Purchase of Shares. Shares of Common Stock will be offered under the ESPP through a series of successive purchase periods, each with a duration of three calendar months. Purchases will occur under the ESPP on the last day of each purchase period. Funds held in a participant’s account on the last day of the purchase period are used to purchase shares of Common Stock for the participant. Shares are purchased at 85% of their fair market value on the last day of the purchase period, or at 85% of their fair market value as of the first day of the purchase period, whichever price is lower. The fair market value of a share of Common Stock on any relevant date under the ESPP will be the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there are no reported transactions on that date, on the next preceding date for which a transaction was reported. On March 3, 2003, the fair market value per share of Common Stock determined on this basis was $24.58. A participant’s rights under the ESPP are not transferable by the participant during his or her lifetime.

Limitations on Purchases of Shares. No participant will be permitted to purchase shares of Common Stock in any calendar year under the ESPP and all other employee stock purchase plans (within the meaning of Section 423 of the Internal Revenue Code) of the Company and its subsidiaries with an aggregate fair market value (determined as of the first day of each purchase period) in excess of $25,000. In addition, no participant may purchase shares of Common Stock during any purchase period in excess of the number determined by dividing $25,000 by the fair market value of a share of Common Stock on the first day of the purchase period.

Termination of Employment. When a participant terminates employment, payroll deductions under the ESPP cease, and a certificate for the participant’s shares and all accumulated funds held for the participant will be distributed to the participant or, in the case of the participant’s death, the participant’s successor in interest.

Merger or Corporate Change. In the event of a merger or other corporate transaction in which shares of Common Stock are exchanged for cash or property, the Board of Directors, in its discretion, may provide for the continuation of the pending purchase period by substituting the stock of the successor or its parent or subsidiary corporation. Alternatively, the Board may terminate the current purchase period and either direct that the cash credited to all participants’ purchase accounts be applied to purchase shares of Common Stock or that such cash be returned to the participants.

Amendment and Termination of the ESPP. The Board of Directors or a committee appointed by the Board may amend the ESPP at any time, subject to shareholder approval for any increase in the number of shares that may be available under the ESPP. The Board of Directors has the power to terminate the ESPP at any time at its discretion. If the ESPP is terminated, all funds held in participants’ accounts will be refunded to the participants, and all certificates for the shares credited to each participant’s investment account will be forwarded to the participant.

Federal Income Tax Consequences

The following discussion summarizes general principles of federal income tax law applicable to the ESPP and the shares of Common Stock acquired under the ESPP as of the date hereof.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. As such, participants may receive favorable tax treatment for purchases of shares under the ESPP. A participant will not recognize income with respect to purchases of shares under the ESPP until he or she sells or otherwise disposes of the shares. If the participant sells or otherwise disposes of the shares more than two years from the first day of the purchase period in which such shares were purchased and the amount realized exceeds the purchase price, the participant will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares as of the first day of the purchase period over the purchase price and (ii) the amount realized over the purchase price. If the amount realized exceeds the fair market value of the shares on the first day of the purchase period, such excess will be taxed as long-term capital gain. Under these circumstances, the employer will not receive a tax deduction for any compensation income recognized by the participant.

If a participant sells or otherwise disposes of shares acquired under the ESPP prior to the end of the two year period described above, the participant will recognize as ordinary compensation income the excess of the fair market value of the shares as of the date of purchase over the purchase price, without regard to the amount realized upon such sale or disposition, and the Company will be entitled to a deduction for compensation expense equal to the ordinary income recognized by the participant. The amount of such compensation income will be added to the basis of the shares for purposes of determining the amount of gain or loss upon such disposition, and such gain or loss will be long or short-term capital gain depending upon how long such shares were held.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the ESPP.

New Plan Benefits

The benefits that might be received by employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Common Stock in future offering periods.

The approval of the ESPP requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2003

The Audit Committee has considered the qualifications of Ernst & Young LLP and recommended that the Board of Directors appoint them as independent auditors of the Company for the fiscal year ending December 31, 2003. The Board of Directors desires to obtain stockholders’ ratification of the Board’s action in such appointment. A resolution ratifying the appointment will be offered at the meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2003 will stand unless the Board finds other good reason for making a change.

Fees paid to Ernst & Young LLP for professional services rendered to the Company during 2002 were as follows: audit fees of $790,000; audit related fees of $396,000; non-audit related tax service fees of $501,000; and other non-audit related fees of $34,000. Audit related services primarily include fees for employee benefit plan audits, accounting consultations, other attest services for certain subsidiaries and due diligence procedures. No services were performed or fees incurred in connection with financial information systems design and implementation projects during 2002. The Audit Committee considered the effects that the provision of non-audit services may have on the Company’s independent auditors’ independence.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

Ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR 2003.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal office on or before December 6, 2003 to be considered for inclusion in the Company’s proxy materials for that meeting. With respect to any stockholder proposal to be presented at the 2004 Annual Meeting of Stockholders that is received by the Company after February 19, 2004, the proxies solicited on behalf of the Board of Directors may exercise discretionary voting power.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, such matters will be acted upon by the persons named as proxies in the accompanying proxy according to their best judgment in the best interests of the Company.

The Annual Report to Stockholders containing financial statements for the year ended December 31, 2002, and other information concerning the Company is being furnished to the stockholders but is not to be regarded as proxy soliciting material.

Each stockholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Your prompt response is helpful and your cooperation will be appreciated.

Dated: April 7, 2003

By Order of the Board of Directors

JOHN C. ROSENGREN

Secretary

EXHIBIT A

ARTHUR J. GALLAGHER & CO.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the “Plan”) is to provide employees of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and its Subsidiary Companies (as defined below) the opportunity to participate in the ownership of the Company and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, one dollar ($1.00) par value, of the Company (“Common Stock”) at below-market prices. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of the Plan, the term “Subsidiary Companies” shall mean all corporations which are subsidiary corporations (within the meaning of section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, are designated by the Company to participate in the Plan are sometimes hereinafter called collectively the “Participating Companies.”

2. Eligibility. Participation in the Plan shall be open to each employee of a Participating Company who has satisfied each of the following conditions (an “Eligible Employee”):

(a) such employee has been continuously employed by the Participating Companies for at least three months;

(b) such employee’s customary employment is for more than 20 hours per week; and

(c) such employee’s customary employment is for more than five months per calendar year.

No right to purchase Common Stock hereunder shall accrue under the Plan in favor of any person who is not an Eligible Employee as of the first day of a Purchase Period (as defined in Section 3).

No Eligible Employee shall acquire a right to purchase Common Stock hereunder if (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee to purchase Common Stock under any employee stock purchase plan of the Company or its Subsidiary Companies which is qualified under section 423 of the Code, and which, when aggregated, would have a Fair Market Value (as determined on the first day of the Purchase Period (as hereinafter defined) in which such right is granted) in excess of $25,000 or such other amount as may be specified under section 423 of the Code.

The maximum number of shares that may be purchased by any Eligible Employee during any Purchase Period shall not exceed the whole number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value (determined in accordance with Section 5) of a share of Common Stock on the first day of the Purchase Period.

3. Effective Date of Plan; Purchase Periods. The Plan shall become effective on July 1, 2003 (the “Effective Date”). The Plan shall cease to be effective unless, within 12 months before or after the date of its adoption by the Board of Directors of the Company (the “Board”), it has been approved by the shareholders of the Company.

Eligible Employees shall be permitted to purchase shares of Common Stock at the end of the three-month Purchase Periods offered during the term of the Plan. The first “Purchase Period” under the Plan shall be the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date occurs and shall be followed thereafter by successive three-month Purchase Periods which shall begin on the first day of the following calendar quarter and end on the last day of such calendar quarter.

4. Basis of Participation. Subject to compliance with applicable rules prescribed by the Committee (as defined in Section 11), each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Purchase Period which begins on or after such employee has become an Eligible Employee.

To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Committee, specifying the amount of payroll deduction to be applied to the Compensation, as defined below, that is paid to the employee by his or her employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage of a participant’s Compensation, unless otherwise determined by the Committee to be a whole dollar amount, in either case not to exceed 15%, or such lesser percentage as may be determined by the Committee, of the Compensation paid to the Participant during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Committee, the request shall become effective on the first day of the Purchase Period following the election period during which the Company or its designated agent receives such request. For purposes of the Plan, a participant’s “Compensation” shall have the same meaning as set forth in the Company’s 401(k) retirement plan, as in effect from time to time.

Payroll deductions shall be made for each participant in accordance with such participant’s request until such participant’s participation in the Plan terminates, such participant’s payroll deductions are suspended, such participant’s request is revised or the Plan terminates, all as hereinafter provided.

Following his or her enrollment in the Plan, a participant may change the amount of his or her payroll deduction effective as of the first day of any Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Committee. A participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Purchase Period, except that a participant may elect to suspend his or her payroll deductions under the Plan as provided in Section 7.

Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant’s employer or such employer’s designated agent (a “Purchase Account”). At the end of each Purchase Period, the amount in each participant’s Purchase Account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant.

The Committee may, in its discretion, establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction. Such other methods of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any participant or Eligible Employee.

5. Purchase Price. The purchase price (the “Purchase Price”) per share of Common Stock hereunder for any Purchase Period shall be the lesser of 85% of the Fair Market Value of a share of Common Stock on the first day of such Purchase Period and 85% of the Fair Market Value of a share of Common Stock on the last day of such Purchase Period. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. For purposes of the Plan, the “Fair Market Value” of a share of Common Stock on a given day shall be the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported. In no event, however, shall the Purchase Price be less than the par value of a share of Common Stock.

6. Purchase Accounts and Certificates. The Common Stock purchased by each participant shall be posted to such participant’s Purchase Account as soon as practicable after, and credited to such participant’s Purchase Account as of, the last day of each Purchase Period. Except as provided in Section 7 and Section 8, a participant will be issued his or her shares when his or her participation in the Plan is terminated pursuant to Section 7(b), the Plan is terminated or upon request, but, in the last case, only in whole shares.

After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant’s Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant’s Purchase Account, such cash shall be delivered as soon as practicable to such participant. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

7. Suspension and Termination of Participation. (a) Suspension of Payroll Deductions. A participant may elect at the time and in the manner specified by the Committee to suspend his or her participation in the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Committee for suspension of participation with respect to the Purchase Period for which such suspension is to be effective. Upon any suspension of participation, the participant’s payroll deductions shall cease, and if the participant elects, the cash credited to such participant’s Purchase Account on the date of such suspension shall be delivered as soon as practicable to such participant. If the participant does not elect to receive such cash, such cash shall be applied to the purchase of shares of Common Stock, as described in Sections 4, 5 and 6 hereof. A participant who elects to suspend participation in the Plan shall be permitted to resume participation in the next following Purchase Period by making a new request to participate at the time and in the manner described in Section 4 hereof.

(b) Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, including a termination due to disability or retirement, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant’s Purchase Account on the date of such termination shall be delivered as soon as practicable to such participant or his or her legal representative, as the case may be, and certificates for the number of full shares of Common Stock held for his or her benefit, and the cash equivalent for any fractional share so held, shall be delivered to the participant or his or her legal representative, as the case may be, as soon as practicable after such termination.

(c) Suspension Upon 401(k) Hardship Withdrawal. If a participant makes a hardship withdrawal from any retirement plan with a cash or deferred arrangement qualified under section 401(k) of the Code, which plan is sponsored, or participated in, by the participant’s employer, such participant’s payroll deductions under the Plan shall be automatically suspended for a period of six months from the date of such withdrawal. The balance of such participant’s Purchase Account shall be applied to purchase shares of Common Stock on the next purchase date, except to the extent the participant elects to receive the cash credited to his or her Purchase Account in accordance with Section 7(a). After the expiration of such six-month period, the participant may resume his or her payroll deductions in accordance with Section 4.

(d) Leaves of Absence. A participant who ceases active service with the Participating Companies by reason of an approved leave of absence, including a leave of absence due to a short-term disability, shall continue participating in the Plan until the earlier of (i) the date such participant elects to suspend his or her participation in accordance with Section 7(a) or (ii) the first day of the next Purchase Period, if the participant has not resumed active service with a Participating Company on or before such day.

8. Termination or Amendment of the Plan. The Company, by action of the Board, may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Committee may determine an equitable basis of apportioning available shares of Common Stock among all participants.

Upon termination of the Plan, one or more certificates for the number of full shares of Common Stock held for each participant’s benefit and the cash equivalent of any fractional share so held shall be delivered to such participant as soon as practicable after the Plan terminates, and, except as otherwise provided in Section 14, the cash, if any, credited to such participant’s Purchase Account, shall also be distributed to such participant as soon as practicable after the Plan terminates.

The Board, or a committee designated by the Board (which may include the Committee), may amend the Plan from time to time in any respect for any reason; provided, however, that no such amendment shall increase the maximum number of shares of Common Stock which may be purchased under the Plan unless such increase is approved by the shareholders of the Company in accordance with section 423 of the Code.

9. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

10. Shareholder’s Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

11. Administration of the Plan. The Plan shall be administered by a committee (the “Committee”) designated by the Board. The Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any participant and any other employee of the Company.

The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

12. Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the Plan is 4,000,000, subject to adjustment as hereinafter set forth. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased in the open market (on an exchange or in negotiated transactions) or any combination thereof.

13. Changes in the Company’s Capital Structure. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Common Stock other than a regular cash dividend, the maximum number and class of securities which may be purchased under this Plan, the maximum number and class of securities that may be purchased by any participant during any Purchase Period, and the purchase price per security shall be appropriately adjusted by the Board. The decision of the Board regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded.

14. Merger or Other Corporate Change. In the event of a merger or other transaction involving the Company in which shares of Common Stock are exchanged for stock, securities, cash or other property, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation in such transaction, or a parent or subsidiary of such successor corporation. The Board may elect, however, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchase Period then in effect by establishing a new purchase date or to cancel the Purchase Period and refund all amounts credited to each participant’s Purchase Account. If the Board shortens the Purchase Period then in effect, the Company shall make its best efforts to notify each participant of such change at least 10 business days prior to the new purchase date, and allow participants to elect to receive the cash credited to their Purchase Accounts in accordance with Section 7(a).

15. Notices. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent in the manner specified by the Committee and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered.

16. Compliance with Statutes and Regulations. The Plan, and the Company’s obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

17. Governing Law. The Plan and all determinations made hereunder and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

000000 0000000000 0 0000
MR A SAMPLE	Arthur J. Gallagher & Co.	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
ADD 1		000000000.000 ext
ADD 2
ADD 3		Holder Account Number
ADD 4
ADD 5		C 1234567890 J N T
ADD 6

[BAR CODE APPEARS HERE]
[BAR CODE APPEARS HERE]

Mark this box with an X if you ☒ have made changes to your name or address details above.

Annual Meeting Proxy Card

A.    Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees. Class I Nominees for term expiring in 2006:			The Board of Directors recommends a vote FOR the ratification of Class III Nominee for term expiring in 2005:
	For	Withhold		For	Withhold
01—James W. Durkin, Jr.	☐	☐	05—Elbert O. Hand	☐	☐

02—J. Patrick Gallagher, Jr.	☐	☐

03—Ilene S. Gordon	☐	☐

04—James R. Wimmer	☐	☐

B. Proposals The Board of Directors recommends a vote FOR each of the listed proposals.

	For	Against	Abstain

2. Approval of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan.	☐	☐	☐

	For	Against	Abstain

3. Ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for 2003.	☐	☐	☐

C.    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

IMPORTANT:  Please sign your name exactly as it appears above. In the case of joint holders, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X         H H H         P P P P         001789

001CD40001         009OHE

Proxy – Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois 60143

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder hereby appoints Robert E. Gallagher and J. Patrick Gallagher, Jr., or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of voting stock of Arthur J. Gallagher & Co. held of record by the stockholder on March 24, 2003, at the Annual Meeting of Stockholders to be held on May 21, 2003 or any adjournment thereof.

In Their Discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3. This proxy is revocable at any time.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

009OIA